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                         Dean Witter Select Equity Trust

                                  Amendment to
                         TRUST INDENTURE AND AGREEMENT


                  AMENDMENT, dated July 18, 1995, to the Trust Indenture and Agreement for the Dean Witter Select Equity Trust, between Dean Witter Reynolds Inc., as Depositor, and United States Trust Company of New York, as Trustee, dated January 22, 1991, as amended (the "Agreement"),

                                 WITNESSETH that

                  WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and the Certificate holders have been satisfied;

                  NOW, THEREFORE, the parties hereto agree as follows:

                  A. Section 1.01 is amended to add the following definition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the provisions of Section 3.15 hereof, as set forth in the prospectus for a Trust. Definitions following this definition (9) shall be renumbered.

                  B. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence: "and/or cash (or a letter of credit in lieu of cash) with written instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

                  C. The first sentence of Section 2.06 is amended to add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more Additional Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Additional Securities


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         within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

                  D.       Article III, entitled "Administration of Trust",
         Section 3.01 Initial Cost shall be amended as follows:

                           (i)      the first part of the first sentence of
                  Section 3.01 Initial Cost shall be amended to substitute the following language before the phrase "PROVIDED, HOWEVER":

                                   "With respect to the Trust, the cost of the
                           preparation, printing and execution of the Certificates, Indenture, Registration Statement and other documents relating to the Trust, Federal and State registration fees and costs, the initial fees and expenses of the Trustee, legal and auditing expenses and other out-of-pocket organizational expenses, to the extent not borne by the Depositor, shall be paid by the Trust;"

                           (ii) Section 3.01 shall be further amended to add the following language:

                                   "To the extent the funds in the Income and
                           Principal Accounts of the Trust shall be insufficient to pay the expenses borne by the Trust specified in this Section 3.01, the Trustee shall advance out of its own funds and cause to be deposited and credited to the Income Account such amount as may be required to permit payment of such expenses. The Trustee shall be reimbursed for such advance on each Record Date from funds on hand in the Income Account or, to the extent funds are not available in such Account, from the Principal Account in the amount deemed to have accrued as of such Record Date as provided in the following sentence (less prior payments on account of such advances, if any), and the provisions of Section
                           6.04 with respect to the reimbursement of disbursements for Trust expenses, including, without limitation, the lien in favor of the Trustee therefor and the authority to sell Securities as needed to fund such reimbursement, shall apply to the payment of ex-

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                           penses and the amounts advanced pursuant to this
                           Section. For the purposes of the preceding sentence and the addition provided to clause (a)(3) of Section 5.01, the expenses borne by the Trust pursuant to this Section shall be deemed to have been paid on the date of the Reference Trust Agreement and to accrue at a daily rate over the time period specified for their amortization provided in the Prospectus; PROVIDED, however, that nothing herein shall be deemed to prevent, and the Trustee shall be entitled to, full reimbursement for any advances made pursuant to this Section no later than the termination of the Trust. For purposes of calculating the accrual of organizational expenses under this Section 3.01, the Trustee shall rely on the written estimates of such expenses provided by the Depositor pursuant to
                           Section 5.01.11.

                  E. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sentence thereof:
         "Depositor may direct the Trustee to invest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market instruments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time deposits of smaller domestic banks may be held provided the deposit does not exceed the insurance coverage on the instrument (which currently is $100,000), and provided further that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not, unless the Trustee is protecting the deposited funds in accordance with 12 C.F.R. 9.10 (or successor regulations), exceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the maturity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust expenses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

                  F. Section 3.05 is hereby amended to add the following paragraph after the end thereof: on each Deferred

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         Sales Charge payment date set forth in the prospectus for a Trust, the
         Trustee shall pay the account created pursuant to Section 3.15 the amount of the Deferred Sales Charge payable on each such date as stated in the prospectus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

                  G. Section 3.06B(3) shall be amended by adding the following: "and any Deferred Sales Charge paid".

                  H. Section 3.08 shall be amended by adding the following at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the prospectus for a Trust.

                  I.       The first sentence of each of Sections 3.10, 3.11 and
         3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in Section 3.14,".

                  J.       The following new Section 3.14 is added

                  Section 3.14. EXTRAORDINARY EVENT - SECURITY RETENTION AND VOTING. In the event the Trustee is notified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

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                  K.       Section 3.15 shall be added as follows:

                  Section 3.15. DEFERRED SALES CHARGE. If the prospectus for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the Depositor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

                  L. Article V, entitled "Trust Evaluation, Redemption, Transfer of Units," section 5.01 Trust Evaluation shall be amended as follows:

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                           (i)      The second sentence of the first paragraph
                  of Section 5.01 shall be amended by deleting the word "and" appearing at the end of subsection (a)(2) of such sentence and inserting the following after "(a)(3)": "amounts representing organizational expenses paid from the Trust less amounts representing accrued organizational expenses of the Trust, and
                  (a)(4)".

                           (ii) The following shall be added at the end of the first paragraph of Section 5.01:

                                    Until the Depositor has informed the Trustee
                           that there will be no further deposits of Additional Securities pursuant to section 3.06, the Depositor shall provide the Trustee with written estimates of
                           (i) the total organizational expenses to be borne by the Trust pursuant to Section 3.01 and (ii) the total number of Units to be issued in connection with the initial deposit and all anticipated deposits of Additional Securities. For purposes of calculating the value of the Trust and Unit Value, the Trustee shall treat all such anticipated expenses as having been paid and all liabilities therefor as haying been incurred, and all Units as having been issued, in each case on the date of the Reference Trust Agreement, and, in connection with each such calculation, shall take into account a PRO RATA portion of such expense and liability based on the actual number of Units issued as of the date of such calculation. In the event the Trustee is informed by the Depositor of a revision in its estimate of total expenses or total Units and upon the conclusion of the deposit of Additional Securities, the Trustee shall base calculations made thereafter on such revised estimates or actual expenses, respectively, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

                  M. Section 6.05(a) is amended to delete the clause beginning "in the event" and ending with "determination by the Depositor" and insert in place thereof "if the Depositor shall determine in good faith that there has occurred either (1) a material deterioration in the creditworthiness of the Trustee or (2) one or more negligent acts on

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         the part of the Trustee having a materially adverse effect, either singly or in the aggregate, on the Trust or on one or more Trusts, such that the replacement of the Trustee is in the best interests of the Unit Holders,".

                  N. Sections 6.01 (b) , 601(j) and 6.04 are amended to delete the word "gross" immediately prior to the word negligence.

                  This Amendment shall apply to any Reference Trust Agreement incorporating the Agreement by reference dated on or after the date hereof.



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                                                          FORM OF SIGNATURE PAGE

                  IN WITNESS WHEREOF, Dean Witter Reynolds Inc. and United States Trust Company of New York have caused this amendment to be executed by one of their authorized officers as of the day and year first above written.

                                                DEAN WITTER REYNOLDS INC.,
                                                  as Depositor


                                                By:
                                                   -----------------------------
                                                      Title: Vice President


[SEAL]

Attest:


By:
   -----------------------------------
    Title: First Vice President



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                                         UNITED STATES TRUST COMPANY OF
                                            NEW YORK, as Trustee


                                          By:
                                             --------------------------------
                                             Title: Assistant Vice
                                                    President


[SEAL]

Attest:


------------------------------
Title: Assistant Secretary